Exhibit 5.1

October 11, 2011

Carbon Natural Gas Company

1700 Broadway, Suite 1170

Denver, Colorado  80290

Ladies and Gentlemen:

We have acted as counsel to Carbon Natural Gas Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1, as amended (the “Registration Statement”) relating to the resale, from time to time, by the selling securityholders named therein of up to (i) 44,619,445 issued and outstanding shares of common stock, par value $0.01 per share (the “Outstanding Shares”) and (ii) 250,000 shares underlying common stock purchase warrants (the “Warrant Shares”).

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, and such other instruments and other certificates of officers and representatives of the Company and such other persons, and we have made such investigations of law, in each case, as we have deemed appropriate as a basis for the opinion expressed below.  In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that (i) the Outstanding Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered against payment therefor in accordance with the terms of the applicable common stock purchase warrant, shall be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law in effect on the date hereof, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Shares being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ WELBORN SULLIVAN MECK & TOOLEY, P.C.